Exhibit 99.1

Press Release For immediate release

Invesco Ltd. Announces December 31, 2024 Assets Under Management

Investor Relations Contacts: Media Relations Contact:	Greg Ketron Jennifer Church Andrea Raphael	404-724-4299 404-439-3428 212-323-4202

Atlanta, January 13, 20251 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,846.0 billion, a decrease of 0.6% versus previous month-end. The firm delivered net long-term inflows of $12.6 billion in the month. Non-management fee earning net inflows were $1.3 billion and money market net inflows were $12.0 billion. AUM was negatively impacted by unfavorable market returns which decreased AUM by $42 billion. FX movements in the month reduced AUM by $7.0 billion which was offset by reinvested distributions of $12.4 billion. Preliminary average total AUM for the quarter through December 31 were $1,824.4 billion, and preliminary average active AUM for the quarter through December 31 were $1,024.4 billion.

Total Assets Under Management
(in billions)	Total	ETFs & Index Strategies	Fundamental Fixed Income	Fundamental Equities	Private Markets	APAC Managed	Multi- Asset / Other	Global Liquidity	QQQ

December 31, 2024[1]	$1,846.0	$484.0	$281.1	$266.5	$128.5	$118.8	$58.8	$189.4	$318.9
November 30, 2024	$1,856.5	$491.5	$285.1	$278.1	$131.4	$117.2	$60.1	$176.5	$316.6
October 31, 2024	$1,772.0	$457.7	$284.2	$270.1	$129.2	$116.4	$60.2	$162.3	$291.9
September 30, 2024	$1,795.6	$457.6	$290.5	$278.5	$129.8	$117.2	$63.1	$164.1	$294.8

1	Preliminary - subject to adjustment.

About Invesco Ltd.
Invesco Ltd. (NYSE: IVZ) is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in more than 20 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit www.invesco.com/corporate.

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